                                                                   EXHIBIT 10.1

                           FIRST AMENDED AND RESTATED

                         DRILLING MAKE-READY AGREEMENT



This First Amended and Restated Drilling Make-Ready Agreement (the "Agreement") is made and entered into this 29th day of November, 1996 at Houston, Texas by and between: RIGCO North America, L.L.C., a limited liability company duly organized and existing under the laws of Delaware, with office address at 600 Travis, Suite 7400, Houston, Texas 77002, hereinafter referred to as "COMPANY";

- and -

Schlumberger Technology Corporation (Sedco Forex Division), a corporation duly organized and existing under the laws of Texas with office address at 1155 Dairy Ashford, Suite 402, Houston, Texas 77079 hereinafter referred to as "CONTRACTOR".

WITNESSETH:

WHEREAS, COMPANY, desires that CONTRACTOR render management, purchasing, engineering and labor services in connection with the management of the "DRILLING MAKE-READY", of the COMPANY'S drilling unit formerly known as the Treasure Searcher, and renamed the FPS Bill Shoemaker, carrying a Bahamian flag and having official number 366166 (the "FPS Bill Shoemaker");

WHEREAS, CONTRACTOR represents that it has the experience, organizational structure, and support structure to carry out said services as required by the Agreement;

WHEREAS, Deepwater Drillers, L.L.C., an affiliate of COMPANY ("Deepwater Drillers"), and CONTRACTOR entered into the Drilling Make-Ready Agreement dated as of June 1, 1996 (the "Original Make-Ready Agreement");

WHEREAS, Deepwater Drillers transferred the Vessel to COMPANY, and CONTRACTOR and COMPANY wish to amend and restate the Original Make-Ready Agreement to, among other things, reflect such change in ownership;

NOW, THEREFORE,

In consideration of the respective obligations hereinafter set forth, COMPANY and CONTRACTOR (hereinafter referred to jointly as the PARTIES), have agreed as follows:

1.    TERM.

         The term of this Agreement will commence on the date that the last signature to this Agreement has been obtained and the conditions set forth in Article 13.N hereto have been satisfied and shall terminate at the time when the unit has been fully tested and is technically ready to commence operations as contemplated by Article 3.

         Should the conditions set forth in Section 13.N hereto not be satisfied, neither COMPANY nor CONTRACTOR shall have any obligation to enter into this Agreement or have any obligation under any of the terms of this Agreement; except COMPANY shall pay CONTRACTOR all out of pocket costs that CONTRACTOR shall have incurred, if any, in relation to the DRILLING MAKE-READY.

2.       SUPPLY OF PERSONNEL

         A. CONTRACTOR shall at all times be the sole employer of its employees. CONTRACTOR shall have the sole responsibility for the preparation of payroll and the payment of said employee's wages and compensation, including but not limited to vacation pay, sick leave, medical facilities, remittances, allowances, insurance, termination pay, bonuses and taxes and in complying with all applicable labor and taxation regulations.

         B. All employees of CONTRACTOR shall be thoroughly screened and qualified for the jobs to which they are assigned. Upon COMPANY'S written request, CONTRACTOR shall provide documentary evidence specifying the background and qualifications of its personnel.

         C. COMPANY may request CONTRACTOR at any time, by written notice, to remove forthwith at its own cost and expense any employee, and replace him immediately with a duly qualified employee, in the following circumstances:

                 a) where the worker is guilty of misconduct, whether in the course of his duties or otherwise, inconsistent with the express or implied conditions of this Agreement; or

                 b)       incompetence in his/her duties; or

                 c)       for negligence in the performance of his/her duties;
                          or

                 d) for neglect or disregard of applicable safety requirements of CONTRACTOR or of a regulatory agency having jurisdiction.

         D. COMPANY shall not pay any fee, commission, rebate or anything of value to, or for the benefit of, any employee of CONTRACTOR.

         E. CONTRACTOR shall ensure all CONTRACTOR'S employees are provided with personal safety items required by CONTRACTOR'S policies and by law, including but not limited to hearing protection, safety helmets, safety belts, safety glasses, safety footwear and hand gloves necessary for the safe performance of the work. CONTRACTOR'S employees shall at all times perform this work in accordance with CONTRACTOR'S corporate safety program which shall be in full compliance with all U.S. regulatory standards and requirements.

3.       CONTRACTOR'S WORKSCOPE

         CONTRACTOR AND COMPANY agree that the SCOPE OF CONTRACTOR'S obligation related to the DRILLING MAKE-READY of the FPS Bill Shoemaker (also called "workscope' or "work" or 'services") shall consist of:

         A.      Providing those services set forth in Appendix A.

         B. Providing all management, rig crews, and engineering support necessary or appropriate for the preparation of the FPS Bill Shoemaker for return to drilling in accordance with industry standards.

         C. Equipping the FPS Bill Shoemaker for drilling with the necessary tubulars.

         D. Equipping the FPS Bill Shoemaker for drilling with the necessary handling tools.

         E. Equipping the FPS Bill Shoemaker for drilling with the necessary Safety Equipment.

         F. Equipping the FPS Bill Shoemaker for drilling with miscellaneous equipment as required or appropriate for the effective operation of the unit.

         G. Engineering and supervision in connection with all repairs/refurbishment to the satisfaction of DNV, USCG, MMS, Bahamian Registry, or other governmental authority and COMPANY.

         H. Qualifying the existing Anchoring System or rental/purchase of required equipment to the satisfaction of DNV, USCG, MMS, Bahamian Registry, or other governmental authority and COMPANY.

         I. Repairing or qualifying the existing helideck to the satisfaction of DNV, USCG, MMS, Bahamian Registry or other governmental authority and COMPANY.

         J. Coordinating all final DNV, USCG, MMS, Bahamian Registry or other governmental authority and other regulatory body approvals as required.

         K. Loading out the rig and equipping it with the necessary spares in preparation for commencement of operations.

         L. Function testing all rig systems and equipment in preparation for commencing drilling operations; fully training all rig crew and supervisory personnel for prudent, cost-effective operations of the rig, its equipment and systems.

         M. Implementing and maintaining a safety awareness program among its rig crew aboard the FPS Bill Shoemaker.

         N. Implementing and maintaining an inventory control system on board rig.

         O. Implementing and maintaining Standard Operating Procedures comprised of the following procedures, controls and policies which must be reasonably acceptable to COMPANY: preventive maintenance; health, safety, environment and accident; and marine operations, each in accordance with CONTRACTOR'S policies.


         P. Reporting to COMPANY weekly with regard to work progress, schedule updates, costs/expenditures, budget forecasts, and other information as deemed necessary by COMPANY for effective schedule and cost control.

         Q. Developing and implementing a suitable SPP/OSCP manual/program meeting the requirements of federal and state pollution regulations for offshore drilling rig operations.

         R. Using commercially reasonable efforts to complete the workscope at a cost to COMPANY less than or equal to the cost estimates set forth in Appendix C.

         CONTRACTOR shall perform the workscope with the CONTRACTOR personnel provided by it pursuant to Appendix B; provided that CONTRACTOR may utilize third party personnel to the extent necessary if COMPANY consents in writing, which consent shall not be withheld unreasonably. CONTRACTOR shall perform its services hereunder in a good, workmanlike and economically efficient manner in accordance with all applicable laws, rules and regulations and industry standards. CONTRACTOR shall complete the workscope on or before March 18, 1997, including satisfactory results of acceptance testing which shall be according to the schedule outlined in Appendix D. Upon completion of the acceptance testing pursuant to the schedule outlined in Appendix D, a certificate of acceptance in the form shown in Appendix E shall be executed by COMPANY and CONTRACTOR.

4.       COST REIMBURSEMENT

         A. COMPANY shall reimburse CONTRACTOR for all reasonable out-of-pocket costs CONTRACTOR incurs pursuant to Article 3 of this Agreement except for the costs OF CONTRACTOR'S employees which will be paid by COMPANY to CONTRACTOR as defined in
                 Article 5.B. Reimbursable costs include but are not limited to the following:

                 i)     Catering costs.
                 ii)    Maintenance items.
                 iii)   Fuel.
                 iii)   Lubes.
                 iv)    Spare parts.
                 v)     Certifying Authority costs.
                 vi)    Wharfage and shipyard costs.
                 vii)   Third party inspection and repair costs.
                 viii) Capital expenditures including but not limited to those pursuant to Article 3 above and for miscellaneous equipment needed to complete the workscope.
                 ix)    Towing costs.
                 x)     Trucking and handling costs.
                 xi)    All third party services and rentals.

                 CONTRACTOR and COMPANY agree that above cost reimbursement shall be based upon a mutually agreed AFE budget per Appendix C, by which all cost commitments and expenditures shall be based. CONTRACTOR further agrees to provide access to all P.O. records to allow COMPANY representatives to monitor daily cost control.

                 CONTRACTOR further agrees that no expenditure commitment shall be made without COMPANY approval which exceeds the AFE line item budget by the greater of 10% or $10,000 for any given item or when added to AFE exceeds the total budget by 10% or $10,000.

         B. COMPANY shall pay CONTRACTOR interest calculated at 12% per annum on all amounts not paid within the time specified.

5.       COMPENSATION

         A. COMPANY shall make advance payments to CONTRACTOR for the express purpose of allowing Contractor to begin making financial commitments to undertake and perform the workscope under this Agreement. CONTRACTOR shall deposit such payments into a non-commingled account set up solely for the purpose of administering this Agreement. Balances in such account shall accrue interest for COMPANY'S benefit at the Nassau Daily Time Deposit Rate (being the Federal Funds rate in effect from time to time less one-half of one percent (0.5%)) in effect from time to time. Advance payments shall be made by OWNER to CONTRACTOR based on the following schedule at COMPANY'S option:

                     PROJECTED SCHEDULE OF CASH COMMITMENTS

                                                                                                  Cumulative
                          Commitment                  Date                      $                      $
                          ----------                  ----                  ---------             ----------

                          REQUIRED COMMITMENTS:
                          ---------------------
                          1                         6/1/96                    730,000                730,000
                          2                        7/17/96                  1,500,000              2,230,000
                          3                        8/31/96                  1,000,000              3,230,000
                          4                        9/30/96                  7,100,000             10,330,000
                          5                       10/12/96                  3,350,000             13,680,000
                          6                       10/26/96                  1,600,000             15,280,000
                          7                        11/9/96                  2,500,000             19,980,000
                          8                       11/23/96                  2,900,000             30,680,000
                          9                        12/7/96                  1,600,000             22,280,000
                          10                      12/21/96                  1,900,000             24,180,000
                          11                        1/4/97                  2,400,000             26,580,000
                          12                       1/18/97                  1,700,000             28,280,000
                          13                        2/2/97                  3,400,000             31,680,000
                          14                       2/18/97                  1,700,000             33,380,000
                          15                        3/4/97                  3,521,000             36,901,000
                          Subtotal                                         36,901,000             36,901,000
                          --------                                         ----------             ----------


                          CONTINGENCY COMMITMENTS:
                          ------------------------


                          16                        3/4/97                  1,550,000             38,451,000
                                                                            ---------             ----------


                          Total with                                     $ 38,451,000           $ 38,451,000
                          ==========                                     ============           ============
                          Contingency
                          ===========

                 At the end of each calendar month, Contractor shall prepare an invoice for COMPANY documenting invoices paid, personnel assigned, management fees earned, etc., with the top-drive system being invoiced separately, and present the same to COMPANY. CONTRACTOR shall be authorized to draw such invoiced amount from the advance payment account. COMPANY shall within 30 days review such invoices and advise CONTRACTOR if it is in agreement with such invoiced amounts. If COMPANY and CONTRACTOR do not agree on such invoiced amounts they shall meet to resolve such differences. At the end of the workscope when all CONTRACTOR invoices and costs have been invoiced (which invoicing shall be done as soon as practicable) to COMPANY and COMPANY has paid all such undisputed invoices, if there is an account balance remaining, CONTRACTOR shall immediately return such money to COMPANY including any accrued interest. If the account balance does not cover all of CONTRACTOR'S invoices to OWNER, OWNER shall pay CONTRACTOR such amounts within 15 days from receipt of invoice. CONTRACTOR shall not have the right to apply or withhold any portion of the deposit (including interest) with respect to payments which COMPANY is disputing in good faith.

                 If advance payments are not made by Owner within 5 business days from the due dates above, then CONTRACTOR shall be entitled to stop work until such payments are made. In the event no advance payments are made within 15 business days then CONTRACTOR shall be entitled to terminate this Agreement. Notwithstanding the foregoing, if CONTRACTOR'S cumulative dollar commitment amount lags the Schedule of Advance Payments set forth above by two weeks or more, then COMPANY shall have the right to defer additional advance payments until the CONTRACTOR'S cumulative dollar commitment amount equals the cumulative advance payment amount.

        B. In consideration of CONTRACTOR providing the COMPANY with the services specified in this Agreement the COMPANY shall pay to CONTRACTOR a daily management fee of $2,800.

        C. In consideration of the provision of its employees specified in this Agreement COMPANY shall pay to the CONTRACTOR the daily personnel rates for personnel assigned at the rates defined in Appendix B.

        D. When CONTRACTOR deems it is necessary to bring in engineering support from CONTRACTOR'S affiliated companies in France to assist with the engineering for the DRILLING MAKE-READY, such engineers will be charged to the COMPANY at a rate of $800/day/man including travel time to and from the worksite and for the cost of business class airplane tickets to and from their offices in Paris, France. When such engineers are performing assignments away from the rig, COMPANY shall be obligated to reimburse CONTRACTOR for air fare related thereto, but not for any related meals, lodging or other travel expenses. All CONTRACTOR personnel shall be housed and fed on the FPS Bill Shoemaker during the term of this Agreement; provided, however, that when rig-based personnel are performing assignments off-site, COMPANY shall reimburse CONTRACTOR for reasonable out-of-pocket travel, lodging and meal expenses in connection therewith.

        E. At the end of each calendar month, CONTRACTOR shall submit to the COMPANY its invoices, with supporting documents and supporting time sheets for payment and the COMPANY shall pay the invoiced amount in US Dollars not later than thirty (30) days from the date of receipt of the invoice.

        F. COMPANY shall pay CONTRACTOR interest calculated as 12% per annum on interest amounts not paid within the time specified in E. above.

        G. In the event that the COMPANY is unable to pay to Contractor the costs and expenses necessary to finalize the DRILLING MAKE-READY, CONTRACTOR shall have the option to fund such costs and expenses by making purchases of capital equipment on the FPS Bill Shoemaker that is readily removable from the FPS Bill Shoemaker (the "Capital Equipment"). The COMPANY may purchase any of such Capital Equipment for an amount equal to the amount paid by CONTRACTOR to the COMPANY for such Capital Equipment plus 15% per annum through the earlier of (i) the date of purchase of the Capital Equipment or (ii) the termination of this Agreement. CONTRACTOR shall retain title and full rights of ownership of the Capital Equipment and the Capital Equipment shall not become part of the FPS Bill Shoemaker unless and until COMPANY purchases from CONTRACTOR the Capital Equipment as set forth herein.


        H. Payment of monies due to CONTRACTOR hereunder shall be to CONTRACTOR'S account via wire transfer as follows:

                          Morgan Guaranty Trust Company of New York
                          New York, New York
                          ABA No. 021-000-238
                          For Credit to:   Schlumberger Technology
                           Corporation (Sedco Forex Division)
                          Acct # 001-78-787

6.      PROCUREMENT

        A. Where practical CONTRACTOR shall utilize its affiliated purchasing facility, International Chandlers Inc. (better known as JAWS), located on 54 acres at Channelview, Texas, to purchase equipment, materials and supplies in fulfilling its obligation hereunder. By utilizing this facility, equipment, services and supplies purchased may qualify for the discounts negotiated with suppliers, based on JAWS world wide purchasing volume. Orders placed through JAWS will be invoiced to COMPANY as set forth in Article 4 above at cost plus a handling fee as follows:

                 $15.00 for each P.O. and fees of:

                           (i)    6% of invoices valued at less than $20,000;
                          (ii)    3% of invoices valued between $20,00 to $
                                    50,000; and
                         (iii)    1% of invoices valued above $50,000.

         B. CONTRACTOR shall use reasonable efforts to obtain and utilize all reasonable discounts related to the procurement of materials and services provided in connection with this Agreement.

         C. CONTRACTOR may use related parties to provide materials and services in connection with this Agreement if the arrangement therewith is on terms and conditions no less favorable to CONTRACTOR and/or COMPANY than could be obtained in an arms-length transaction with unrelated parties.

7.       PERFORMANCE BONUS

         A. COMPANY and CONTRACTOR agree that COMPANY shall pay CONTRACTOR a performance Bonus if CONTRACTOR comes in both under budget and on schedule, based on the following formula:

                                  B =.20 (AFE - Actual) where:

                 B           = Bonus payable to CONTRACTOR.
                 AFE         = Agreed budget amount for total workscope per
                                Appendix C (excluding contingency).
                 Actual      = Actual cost for such total workscope.

         The performance against budget shall be determined at such time as the FPS Bill Shoemaker is fully tested and technically ready to commence operations (including acceptance testing), which date shall be no later than March 18, 1997, with all classification and regulatory approvals in-hand/in-writing even if the FPS Bill Shoemaker has not yet commenced a drilling contract. Under no circumstances shall the Bonus be negative.

8.       INDEMNIFICATION

         A.      Compliance with Law

                 CONTRACTOR'S performance hereunder shall comply with all applicable laws and regulations of any governmental authority having jurisdiction.

         B.      Property and Equipment

                 1) CONTRACTOR shall release, protect, defend, indemnify and hold harmless COMPANY and its owners, parent and affiliates and sub-contractors, and its and their directors, officers, employees and representatives ("Company Representatives") from and against any and all losses, costs, expenses and causes of action, including attorney's fees and court costs, for any damage or destruction of any kind to property or equipment owned or leased by CONTRACTOR and its owners, parent and affiliates and sub-contractors, and its and their directors, officers, employees or representatives ("Contractor Representatives")
                          (excluding property and equipment provided hereunder as part of or to become part of the workscope and to which title is vested in COMPANY) howsoever caused, whether or not the damage or destruction is caused in whole or in part by unseaworthiness of the FPS Bill Shoemaker or the negligence of the indemnified party, arising out of, incident to or in connection with any and all services under this Agreement except to the extent arising from or related to the Gross Negligence (herein defined) or wilful misconduct of such indemnified party.

                 2) COMPANY shall release, protect, defend, indemnify and hold harmless each Contractor Representative from and against any and all losses, costs, expenses and causes of action, including attorney's fees and court costs, for any damage or destruction of any kind to property or equipment (including but not limited to the FPS Bill Shoemaker) owned or leased by any Company Representative howsoever caused, whether or not the damage or destruction is caused in whole or in part by the unseaworthiness of the FPS Bill Shoemaker or the negligence of the indemnified party, arising out of, incident to or in connection with any and all services under this Agreement except to the extent arising from or related to the Gross Negligence or wilful misconduct of such indemnified party.

                          Title in property and equipment provided by CONTRACTOR hereunder as part of or to become part of the workscope shall pass to COMPANY and risk of loss shall pass to COMPANY under this Clause once such property or equipment is located on the FPS Bill Shoemaker or at the shipyard which is the site of the work.

         C.      Personnel

                 1) CONTRACTOR shall release, protect, defend, indemnify and hold harmless each Company Representative from and against any and all losses, costs, expenses and causes of action, including attorney's fees and court costs, for injuries (including death) to any Contractor Representative and howsoever caused, whether or not such injuries or deaths are caused in whole or in part by the unseaworthiness of the FPS Bill Shoemaker or the negligence of the indemnified party, arising out of, incident to or in connection with any and all service performed under this Agreement except to the extent arising from or related to the Gross Negligence or wilful misconduct of such indemnified party or breach of this Agreement by Company.

                 2) COMPANY shall release, protect, defend, indemnify and hold harmless each Contractor Representative from and against any and all losses, costs, expenses and causes of action, including attorney's fees and court costs, for injuries (including death) to any Company Representative howsoever caused whether or not such injuries or deaths are caused in whole or in part by the unseaworthiness of the FPS Bill Shoemaker or the negligence of the indemnified party, arising out of, incident to or in connection with any and all services performed under this Agreement except to the extent arising from or related to the Gross Negligence or wilful misconduct of such indemnified party or breach of this Agreement by CONTRACTOR.

         D.      Claims and Liens by CONTRACTOR'S Subcontractor

                 All amounts due from CONTRACTOR to its employees (including but not limited to, social benefits, termination pay or any other benefits), suppliers, subcontractors or other third parties for services rendered or supplies used in connection with this Agreement by the CONTRACTOR shall be promptly paid by CONTRACTOR. CONTRACTOR shall not create, incur or permit to exist any liens or claims on the FPS Bill Shoemaker or property or equipment provided by CONTRACTOR as part or to become part of the work scope.

         E.      Disclaimer

                 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, CONTRACTOR CANNOT AND DOES NOT WARRANTY OR GUARANTEE THE SERVICES PERFORMED BY IT, ITS EMPLOYEES OR SUBCONTRACTORS NOR THE CONDITION NOR SUITABILITY FOR PURPOSE OF ANY EQUIPMENT, MATERIALS AND SUPPLIES PROVIDED UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, COMPANY AGREES CONTRACTOR SHALL NOT BE LIABLE UNDER ANY GUARANTEE OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR BY OPERATION OF LAW OR OTHERWISE.

                 CONTRACTOR'S only liability under this Agreement with regard to defects is to promptly repair or replace defective work performed by the personnel and, as regards defects in work performed by its and equipment, materials and supplies provided by its subcontractors, to assign to COMPANY only warranties or guarantees obtained from those subcontractors.

                 CONTRACTOR'S above obligation regarding defects in the work of its employees shall continue for a period of one year from the date the FPS Bill Shoemaker has been tested and is technically ready to commence operations and the acceptance certificate described in Article 3 has been delivered. It shall be COMPANY'S obligation, when necessary, to retrieve and transport any defective work to CONTRACTOR at COMPANY'S expense.

         F.      Consequential Damages

                 Notwithstanding anything to the contrary in this Agreement, a party's damages resulting from a breach or violation of any representation, warranty, covenant or condition contained herein shall be limited to actual direct damages, and shall not include any other damages, including, without limitation, indirect, special, consequential, incidental or punitive damages.

         G.      Gross Negligence and Related Matters

                 For purposes of Articles 8.B and 8.C, the term "Gross Negligence" shall have the meaning ascribed to it in the jurisprudence of the applicable jurisdiction (i.e. in Texas, such term is currently interpreted as meaning, among other things, conduct that is so shocking to common sensibility that it would support belief that the act or omission complained of was a result of conscious indifference to the right or welfare of the person affected by it. 53 Tex. Jr.3d, Negligence
                 Section  55fn.).

                 The indemnities provided for above apply without regard to the cause or causes thereof including, without limitation, breach of contract, representation or warranty, or simple negligence, whether active, passive, sole or concurrent, even if on the part of the party seeking the benefit of the indemnity, whether an action is founded on statute, common law, maritime law or theory of strict liability.

                 Each party agrees to carry (at its expense) insurance adequate to cover its indemnity obligations pursuant to this Agreement.

9.       INSURANCE

         A. CONTRACTOR shall at its sole cost and expense procure and keep in force throughout the life of this Agreement all relevant personnel insurance required by local laws governing CONTRACTOR'S operations under this Agreement, including but not limited to Workmen's Compensation and Employer's liability insurance or equivalent insurance (Personal Accident Insurance) for covering adequately the liabilities of CONTRACTOR.

         B. COMPANY shall at its sole cost and expense procure and keep in force throughout the life of this Agreement all relevant personnel insurance required by local laws governing COMPANY'S operations under this Agreement, including but not limited to Workmen's Compensation and Employers liability insurance or equivalent insurance (Personal Accident Insurance) for covering adequately the liabilities of COMPANY.

         C. COMPANY shall keep the FPS Bill Shoemaker fully insured for all risks for the fair market value of the FPS Bill Shoemaker. Without its obligations to fully insure its liabilities, each of CONTRACTOR and COMPANY shall maintain comprehensive general liability insurance (including contractual liability) in an amount not less than $1,000,000. Such insurance shall name the other party as an additional insured to the extent of liabilities assumed by the insured party in this Agreement.
                 On request the insured party shall provide the other party with a certificate from the insurers certifying that the insured party has effected the above coverage, that the other party is named as an additional assured to the above extent, that the insured party's insurers have waived subrogation against the other party thereunder and that insurer will provide 30 days advance written notice to the other party.

10.      LICENSES, PERMITS, ACCOUNT REPORTING, TAXES, ETC.

         A. Each of COMPANY and CONTRACTOR shall be responsible for all matters in connection with any license, permit, accounting and reporting requirement, and the like in connection with its employees including making and submitting reports to the proper agencies and withholding taxes, social security system, workmen's compensation and Medicare premiums and submitting the same to the proper authorities. Any payments resulting from the above responsibilities will be for the account of COMPANY or CONTRACTOR, as applicable.

         B. Each of COMPANY and CONTRACTOR shall be responsible for all taxes levied on its personnel and/or invoices.

11.      INDEPENDENT CONTRACTOR

         It is clearly understood by both the COMPANY and the CONTRACTOR that CONTRACTOR in the performance of this Agreement is an independent CONTRACTOR and that neither it nor its employees or its subcontractors are employees or agents of the COMPANY.

12.      FORCE MAJEURE

         Each party to this Agreement shall be excused from complying with the terms and conditions of this Agreement (except for the payment of moneys when due), and neither party to this Agreement shall be liable for failure to perform under the terms of this Agreement and for so long as such performance is hindered or impeded by Force Majeure, which is defined as civil or labor disturbances, riots, wars, (declared or undeclared), military actions, insurrection, rebellion, terrorist or any Government acts, acts of any Governmental or military agency under actual or assumed authority, actions of elements (excluding adverse sea and weather conditions), floods, storms or other acts of nature, or any cause beyond the control of either party.

         In an event of force majeure as described above, the affected party within twenty-four (24) hours thereof shall take such steps as may be possible to overcome or mitigate the effects of such event.

13.      MISCELLANEOUS

         A.      Assignments and Subcontractors

                 Either party hereto (including a transferee of a party hereto) may assign, alienate or otherwise transfer all or any portion of its rights, title and interest and delegate any of its obligations arising pursuant to this agreement. Unless otherwise agreed to by the parties hereto (including a transferee of a party hereto), both the transferor and the transferee (other than a mortgagee, pledgee or other holder of a security interest) shall be jointly and severally responsible and primarily liable for the full and timely performance of all covenants, agreements and other obligations, and the timely payment and discharge of all liabilities, costs and other expenses, arising (directly or indirectly) pursuant to this agreement. Intermediary transferees shall not be relieved of any obligations as a result of a subsequent transfer to another individual or entity. Upon transfer of all or any portion of its rights, title and interest in and to this agreement, the transferor shall promptly provide the other parties hereto with a copy of such transfer document.

         B. CONTRACTOR agrees that it shall enter into written agreements with each subcontractor, vendor or other party providing services or materials in connection with this Agreement, and each such agreement shall allow CONTRACTOR (and CONTRACTOR shall) assign any warranty or similar rights to COMPANY upon COMPANY'S request. CONTRACTOR shall use commercially reasonable efforts to obtain rights against such vendors, contractors and other parties with respect to the quality and condition of the services and materials provided.

         C.      Heading

                 All headings used in this Agreement are inserted for convenience only and are not intended to control the interpretation hereof.

         D.      Non-waiver

                 Failure by either party to exercise any or all of its rights hereunder, or any partial exercise thereof, shall not act as a waiver of such rights granted hereunder or by general law.

         E.      Severability

                 If one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired in any way. In any such case, the parties agree to execute such additional documents or amendments as may be required in order to give effect to the intent of any provision hereof which is determined to be invalid, illegal or enforceable.

         F.      Parties

                 Except as otherwise provided, this Agreement is not made for the benefit of third parties, and no employees, servants, agents or creditors of one party shall acquire any claim or demand against the other party as a result of the provisions hereof.

         G.      Entire Agreement

                 This Agreement embodies the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior (oral or written) or oral contemporaneous proposals or agreements, all previous negotiations and all other communications or understandings between the parties hereto with respect to the subject matter hereof.

         H.      Amendments

                 No amendments, supplements or modification of this Agreement shall be valid or binding upon the parties hereto unless made in writing and signed by an authorized representative of each of the parties hereto.

         I.      Survival

                 Any provision of this Agreement which reasonably requires a party to act or forbear subsequent to the termination of this Agreement shall be deemed to survive the termination of this Agreement.

         J.      Records Inspection Rights

                 Contractor shall, and shall cause each of its subcontractors, vendors and other representatives to, keep complete and accurate records of all costs, expenses and expenditures in connection with this Agreement. To the extent necessary or appropriate to verify the amounts billed to Company pursuant to this Agreement and for a period of two years after the termination of this Agreement, Company or its designated representatives, after ten (10) days' prior written notice to Contractor, shall have the right during normal business hours to audit or examine, all books and records maintained by Contractor relating to such costs.

         K.      Governing Law and Arbitration

                 TO THE EXTENT THE LAW OF ANOTHER JURISDICTION IS NOT REQUIRED TO BE APPLIED, (I) THE INDEMNITY PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH FEDERAL MARITIME LAWS AND (II) THE REMAINDER OF THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER, AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY AND ACCORDING TO, THE LAWS OF THE STATE OF TEXAS; IN THE CASE OF (I) AND (II) ABOVE, EXCLUDING ANY CONFLICT OF LAWS PRINCIPLE WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. VENUE FOR ANY LEGAL PROCEEDING, ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE HOUSTON, HARRIS COUNTY, TEXAS.

         L.      Notices

                 Notice shall be deemed properly given if delivered in writing in person to the named representative of the other party or by telex or by telefax to the numbers below, or by registered mail to the addresses below:

                 FOR THE COMPANY:

                 Attention: Harvey Fleisher
                 RIGCO North America, L.L.C.
                 600 Travis
                 Suite 7400
                 Houston, Texas 77002

                 Telephone   713 224-7400
                 Telefax          713 224-7574

                 FOR THE CONTRACTOR:

                 Attention: John Powers
                 Schlumberger Technology Corporation (Sedco Forex Division) 1155 Dairy Ashford, Suite 402
                 Houston, Texas  77079

                 Telephone   713 556-3863
                 Telefax     713 558-3756

         M.      Offer to Purchase

                 In the event that the COMPANY defaults on any obligation and such default would result in a creditor's right to foreclosure on the FPS Bill Shoemaker, the Company agrees to provide to CONTRACTOR as soon as reasonably practicable, but in no event later than five days after such default, a written offer to sell the FPS Bill Shoemaker to CONTRACTOR at a price equal to the sum of $30 million plus any costs, fees and expenses associated with the DRILLING MAKE-READY and paid by the COMPANY at the time of the default; including, without limitation, (i) any monies advanced to CONTRACTOR for the DRILLING MAKE-READY, and (ii) any monies drawn on the interim construction loan to fund the DRILLING MAKE-READY. Further, the COMPANY agrees that it shall use any monies received by it from CONTRACTOR for the purchase of the FPS Bill Shoemaker to repay any outstanding loans to the extent such loans are secured by the FPS Bill Shoemaker and CONTRACTOR is authorized to pay such sums directly to any such secured creditor on behalf of COMPANY pursuant to the COMPANY'S instructions. Notwithstanding the foregoing, in the event COMPANY cures such default prior to receiving written notice of CONTRACTOR'S acceptance of the offer, such offer shall be deemed void and of no further effect.

         N.      Payment to Restrictive Account

                 On or before the later of December 16, 1996 at 1700 hours Houston, Texas time or the date of the signing of the Amoco Canada contract at 1700 hours Houston, Texas time, COMPANY shall have a minimum total funds in the Lehman Commercial Paper Inc. bank syndicate construction fund collateral account available for deposit, upon request by Contractor in accordance with the Projected Schedule of Cash Commitments set forth in Article 5, in the restrictive account described in Articles 5.A. and 5.H of this Agreement, in an amount equal to the difference between (a) $34,270,000 less (b) any payments theretofore made under this Agreement plus (c) $2,631,000 by March 4, 1997 plus (d) by March 4, 1997, any further adjustments necessary to cover contingency and cost over runs. Amounts deposited in such restrictive account shall be made available to fund payments as they are due under this Agreement.

           [The remainder of this page is intentionally left blank.]

This Agreement is made into four copies in English. Each party hereto shall possess two copies having the same legal value.


FOR COMPANY                                                 FOR CONTRACTOR

RIGCO NORTH AMERICA, L.L.C.,                                SCHLUMBERGER TECHNOLOGY CORPORATION
                                                            (SEDCO FOREX DIVISION)


By:                                                         By:
                 ----------------------------------                          --------------------------------------------
Printed Name:                                               Printed Name:
                 ----------------------------------                          --------------------------------------------
Title:                                                      Title:
                 ----------------------------------                          --------------------------------------------


APPENDIX A:      Contractor Detailed Workscope
APPENDIX B:      Personnel Costs
APPENDIX C:      Cost Estimate for Drilling Make-Ready
APPENDIX D:      Acceptance Testing Schedule
APPENDIX E:      Form of Certificate of Acceptance

                                   APPENDIX A

                         CONTRACTOR DETAILED WORKSCOPE





                                 See attached.

                                   APPENDIX B

                                PERSONNEL COSTS





                                 See attached.

                                   APPENDIX C

                     COST ESTIMATE FOR DRILLING MAKE-READY





                                 See attached.

                                   APPENDIX D

                          ACCEPTANCE TESTING SCHEDULE





                                 See attached.

                                   APPENDIX E

                       FORM OF CERTIFICATE OF ACCEPTANCE





                                 See attached.





                                      E-1